Exhibit 10.15

MEMORANDUM OF UNDERSTANDING

Made this 11th day of April 2006 by and between Marina Associates; Atlantic City Showboat, Inc.; Bally’s Park Place Inc. d/b/a Bally’s Atlantic City; Boardwalk Regency Corp. d/b/a Caesars Atlantic City; Tropicana Casino & Resort; Resorts International Inc.; Resort’s International Holdings, L.L.C., t/a Atlantic City Hilton; Trump Taj Mahal, Assoc. d/b/a Trump Taj Mahal Hotel & Casino; Trump Plaza Assoc. d/b/a Trump Plaza Hotel & Casino and Trump Marina Assoc. d/b/a Trump Marina Hotel & Casino, (hereinafter referred to collectively as the “Employers” and individually by name) and International Union of Operating Engineers, Local Union 68; NJ Regional Council of Carpenters, Local Union 623 and Painters & Allied Trades District Council 711 (hereafter referred to collectively as the “Unions” and individually by local number).

INTRODUCTION

The Employers and the Unions are parties to ten (10) individual collective bargaining agreements all with the same or substantially similar terms and conditions. For the sake of uniformity and convenience, the Employers have coordinated bargaining for the purpose of negotiating agreements to supersede their respective collective bargaining agreements with the Unions, which will expire midnight April 30, 2006. The following sets forth the agreement reached between the Employers and the Unions subsequent to the conduct of collective bargaining negotiations:

MODIFICATIONS

DURATION

Five (5) years, May 1, 2006 to April 30, 2011

ARTICLE II

For Carpenters, check off of Book Dues, as long as employee authorization is provided and Employer only has to provide one check.

ARTICLE V, SENIORITY

Section 3(c)

Delete language “one year for illness” and amend to read “six months (or one year for worker’s compensation) unless required to be longer, as an accommodation under state or federal law which extension or lack thereof, is not subject to the grievance and arbitration procedure. FMLA and NJFLA leave runs concurrently with leaves under this Agreement to the extent applicable.” (Local 68)

Add similar language for Carpenters and Painters in appropriate Article.

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ARTICLE V §5

Shop stewards will receive superseniority for purposes of layoff and recall assuming they are qualified to perform the existing work in the opinion of the Company. The Unions can only designate one shop steward per bargaining unit for this purpose.

ARTICLE V, (CARPENTERS)

Probationary period extended to ninety (90) days.

ARTICLE VII, VACATION

Add number eight (8), add language, “Employees vacations shall be reduced on a pro-rated basis for any leave of absence consistent with the Employer’s leave policies for its unrepresented employees.” Employees must use up to half of their vacation entitlement while on FMLA and NJFLA leave, as long as at least the same is required for the Employer’s unrepresented employees. (Local 68)

Add similar language for Carpenters and Painters in appropriate Article.

ARTICLE XXI, GENERAL CONDITIONS

Section 6

Change two (2) hours to four (4) for overtime. (Local 68)

Add similar language for Carpenters and Painters in appropriate Article.

Section 9

Delete reference to exterminators. (Local 68 only)

NEW LANGUAGE

Add to Article II and Article XII, language attached as Attachment A.

Add identical language for Carpenters and Painters in appropriate Article.

NEW SECTION — DISCIPLINE

The Employer agrees not to give any further consideration in subsequent disciplinary actions of any discipline that is beyond two (2) years (one year for attendance). This limitation does not apply to any discipline which impact legal obligations e.g. harassment, discrimination, etc.

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Add identical language for Carpenters and Painters in appropriate Article.

ECONOMIC TERMS

Attachment B

LEASED SPACE LANGUAGE

Attachment C, D & E for Operating Engineers

Attachment F for Carpenters

Attachment G for Operating Engineers & Carpenters

EXECUTED THIS 11th DAY OF APRIL 2006, SUBJECT TO RATIFICATION BY THE RANK AND FILE MEMBERSHIP OF THE UNIONS.

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ATTACHMENT A

Add the following language to the Dues and Fund Section as follows:

If the Employer fails to remit deducted share fees, initiation fees, dues or contributions to the Union or the Funds as applicable, after thirty (30) days of the fifteenth of the month following their deduction, the Union may bypass the grievance procedure and file directly for arbitration. Notwithstanding anything in this Agreement to the contrary, if the arbitrator finds that the delinquency violates this Agreement, the arbitrator may award interest, at the prime rate, for the period that the delinquent amounts remained outstanding and may award the Union costs of the arbitration. As a condition to the Union’s proceeding directly to arbitration in the above manner, the Union must serve the Human Resource Department with at least fourteen (14) days written notice, via certified mail, of the delinquent fair share fees, initiation fees, dues or contributions after the above time period has passed.

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ATTACHMENT B

ECONOMIC SETTLEMENT

OPERATING ENGINEERS & CARPENTERS

YEAR 1	$1.15
YEAR 2	$1.15
YEAR 3	$1.15
YEAR 4	$1.20
YEAR 5	$1.25 ($1.27 Carpenters)

PAINTERS

YEAR 1	$1.10
YEAR 2	$1.10
YEAR 3	$1.15
YEAR 4	$1.20
YEAR 5	$1.25

Increases to be distributed by the Union(s) in the same manner as past contract.

Lead rate effective first year $2.00 above Mechanic A rate.*

Local 68 Training Fund:	.05¢ additional in 2nd year
.05¢ additional in 4th year

*Employer may provide on an individual basis a rate for a lead that is above $2.00 at its sole discretion

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ATTACHMENT C

FOR ALL EMPLOYERS EXCEPT TROPICANA

ADD TO ARTICLE 1, SECTION 2

Existing Language is now considered sub-paragraph (a)

(b)                            The parties specifically agree that Article 1, Section 2(a) shall not apply to the business operations of any person or entity occupying space pursuant to a lease, contract, sublease, subcontract or other agreement with the Employer entered into prior to the effective date of this Agreement (such leases, contracts, subleases, subcontracts or agreements being referred to herein as the “Existing Contracts”) nor to the space they are occupying or will occupy, provided that the square footage of such location or relocation may not be expanded by more than twenty-five percent (25%) of the present square footage occupied or to be occupied. The foregoing sentence shall apply to the Existing Contracts notwithstanding that the space to be occupied under the Existing Contract has not yet been built out, occupied or opened for business and to any Assignees, Subtenants, or replacement tenants subsequently occupying the space and shall continue for the duration of any renewal or extension of the term of such Existing Contract or any replacement contract. This exclusion shall further apply to any extensions or modification of any Existing Contract, including without limitation those modifications which may involve assignment of an Existing Contract, tenant relocation or the expansion of space occupied pursuant to an Existing Contract. Article 1, Section 2(a) does not apply to space occupied by health club, spa or salon operations, food, snack or beverage operations commonly referred to as “fast food” operations and retail operations in general which space is leased, contracted or subcontracted to third parties. The parties have agreed to a side agreement where future leased space would also be exempt from the provisions of Article 1, Section 2(a). All other space leased or subcontracted after the effective date of this Agreement not described in this Section 2(b) shall be covered under Article 1, Section 2(a).

(c)                             Notwithstanding the preceding paragraph, in leased or subcontracted areas, Local 68 Operating Engineer members will be assigned to major repairs and major maintenance of the basic electrical, steam, gas, water, sewer, HVAC and alarm systems (collectively “Base Systems”) to the extent (1) such type of work is performed by bargaining unit employees at its property consistent with Section 2(a), and (2) it is the Employer’s judgment that such work is critical to maintain the operations of a Base System of the Employer and that it is in the business interest of Employer. Further, the Employer may offer its maintenance services to lessees as it deems appropriate. When the Union becomes aware of a request for the Employer’s maintenance services by a tenant, the Union business agent can discuss the issue with the Employer as to whether the Employer wishes to offer its services with the understanding that, if the Employer chooses to offer its services, the ultimate commercial transaction is in the sole discretion of the Employer.

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ATTACHMENT D

TROPICANA ONLY

ADD TO ARTICLE 1, SECTION 2

Existing Language is now considered sub-paragraph (a)

(b)        The parties specifically agree that Article 1, Section 2(a) shall not apply to the business operations of any person or entity occupying space pursuant to a lease, contract, sublease, subcontract or other agreement with the Employer entered into prior to the effective date of this Agreement (such leases, contracts, subleases, subcontracts or agreements being referred to herein as the “Existing Contracts”) nor to the space they are occupying or will occupy, provided that the square footage of such location or relocation may not be expanded by more than twenty-five percent (25%) of the present square footage occupied or to be occupied. The foregoing sentence shall apply to the Existing Contracts notwithstanding that the space to be occupied under the Existing Contract has not yet been built out, occupied or opened for business and to any Assignees, Subtenants, or replacement tenants subsequently occupying the space and shall continue for the duration of any renewal or extension of the term of such Existing Contract or any replacement contract. This exclusion shall further apply to any extensions or modification of any Existing Contract, including without limitation those modifications which may involve assignment of an Existing Contract, tenant relocation or the expansion of space occupied pursuant to an Existing Contract. Article 1, Section 2(a) does not apply to space occupied by health club, spa or salon operations, food, snack or beverage operations commonly referred to as “fast food” operations and retail operations in general which space is leased, contracted or subcontracted to third parties. The parties have agreed to a side agreement where future leased space would also be exempt from the provisions of Article 1, Section 2(a). All other space leased or subcontracted after the effective date of Agreement not described in this Section 2(b) shall be covered under Article 1, Section 2(a).

(c)         The Tropicana agrees that after an initial start up period to offer its tenants major repair and maintenance of the electrical, steam, gas, water, sewer, HVAC and alarm systems (collectively Base Systems) to the extent (1) such type of work is performed by bargaining unit employees at its property consistent with Section 2(a) and (2) it is the Employer’s judgment that such work is critical to maintain the operations of the Base Systems of the Tropicana and that is in the business interest of the Tropicana under the following conditions:

1.                                       The Tenant agrees to hold the Tropicana harmless in all respects of any claims of damages in connection with such services, including but not limited to, defect in workmanship by Tropicana’s Employees.

2.                                       The Tropicana in its judgment, has the available staff to perform the work without interfering with its own work and without additional training so as to

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complete the repair in a timely manner as set by the Tropicana, based on its priorities and which timeframe is satisfactory to the tenant.

3.                                       The tenant agrees to pay for the equipment and services as determined by the Tropicana. The Union understands that tenants who do not promptly pay for these services will not be eligible for such services in the future.

The Union’s business agent may approach Tropicana’s tenants who had declined an interest in general, for any of the above services, and with pre-approval of Tropicana, to discuss the potential with the tenant of offering Tropicana’s services as described above with the understanding that (1) the Union can not be coercive or disruptive in any manner, (2) the decision to utilize the services is the tenant’s to make, and (3) the ultimate commercial transaction is in the discretion of the Tropicana.

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ATTACHMENT E

The parties agree that neither party may use the differences in “leased property language” that exists amongst the employees in any dispute regarding the interpretation of language. Further, the Employers agree that none of them will use the Most Favored Nations Clause regarding “leased property”. Finally, the Union agrees to withdraw all pending Local 68 Operating Engineers arbitrations dealing with leased space.

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ATTACHMENT F

RECOGNITION ARTICLE OF THE COLLECTIVE BARGAINING AGREEMENT (CBA)

The Parties specifically agree that the Recognition Article of the CBA shall not apply to the business operations of any person or entity occupying space pursuant to a lease, contract, sublease, subcontract or other agreement with the Employer entered into prior to the effective date of this Agreement (such leases, contracts, subleases, subcontracts or agreements being referred to herein as the “Existing Contracts”) nor to the space they are occupying or will occupy, provided that the square footage of such location or relocation may not be expanded by more than twenty-five percent (25%) of the present square footage occupied or to be occupied. The foregoing sentence shall apply to the Existing Contracts notwithstanding that the space to be occupied under the Existing Contract has not yet been built out, occupied or opened for business and to any Assignees, Subtenants, or replacement tenants subsequently occupying the space and shall continue for the duration of any renewal or extension of the term of such Existing Contract or any replacement contract. This exclusion shall further apply to any extensions or modification of any Existing Contract, including without limitation those modifications which may involve assignment of an Existing Contract, tenant relocation or the expansion of space occupied pursuant to an Existing Contract. The Recognition Article of the CBA does not apply to space occupied by health club, spa or salon operations, food, snack or beverage operations commonly referred to as “fast food” operations and retail operations in general which space is leased, contracted or subcontracted to third Parties. The Parties have agreed to a side agreement where future leased space would also be exempt from the provisions of the Recognition Article of the CBA. All other future leased or subcontracted spaces not described under this provision will be covered under the CBA.

Notwithstanding the preceding paragraph, in leased or subcontracted areas, the Employer’s carpenters will be assigned to the major repairs of the demising walls (base system) due to damage created by the Employer which causes an opening from one side to the other of the demising wall if it is in the Employer’s judgment that such work is critical to maintain the base system and it is in the business interest of the Employer. If the damage is to the Employer’s side of the demising wall only, the repair will also be performed by the Employer’s carpenters.

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ATTACHMENT G

FUTURE LEASED SPACE

The reference in the proposals to Side Agreements in Article 2, Section (b) of the Operating Engineers Agreement and Section (b) of the Recognition Article of the Carpenter’s Agreement describes the following Food & Beverage Outlets, regardless of location, which are exempt from the provisions of these Agreements.

Resorts —1

Trump Marina —1

Trump Plaza —1

Trump Taj Mahal -1

Tropicana — 2

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MEMORANDUM OF AGREEMENT

SIGNATURE PAGE

UNIONS:

/s/ [ILLEGIBLE]	4/24/06
INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 68	DATE

/s/ [ILLEGIBLE]	4/24/06
NJ REGIONAL COUNCIL OF CARPENTERS, LOCAL 623	DATE

/s/ [ILLEGIBLE]	4.24.06
PAINTERS & ALLIED TRADES, DISTRICT COUNCIL 711	DATE

EMPLOYERS:

/s/ [ILLEGIBLE]	04/11/06
MARINA ASSOCIATES, d/b/a HARRAH’S ATLANTIC CITY	DATE

/s/ [ILLEGIBLE]	04/11/06
ATLANTIC CITY SHOWBOAT, INC.	DATE

/s/ [ILLEGIBLE]	04/11/06
BALLY’S PARK PLACE, INC. d/b/a BALLY’S ATLANTIC CITY	DATE

/s/ [ILLEGIBLE]	04/11/06
BOARDWALK REGENCY CORP. d/b/a CAESARS ATLANTIC CITY	DATE

/s/ [ILLEGIBLE]	4/24/06
TROPICANA CASINO AND RESORT	DATE

/s/ [ILLEGIBLE]	5/5/06
RESORT’S INTERNATIONAL, INC.	DATE

/s/ [ILLEGIBLE]	5/5/06
RESORTS INTERNATIONAL HOLDINGS, LLC., t/a ATLANTIC CITY HILTON	DATE

/s/ [ILLEGIBLE]	4/20/06
TRUMP MARINA, ASSOC., d/b/a TRUMP MARINA HOTEL & CASINO	DATE

/s/ [ILLEGIBLE]	4/20/06
TRUMP PLAZA, ASSOC. d/b/a TRUMP PLAZA HOTEL & CASINO	DATE

/s/ [ILLEGIBLE]	4/20/06
TRUMP TAJ MAHAL, ASSOC. d/b/a TRUMP TAJ MAHAL HOTEL & CASINO	DATE

MEMORANDUM OF AGREEMENT

IUOE LOCAL 68

And

TROPICANA CASINO AND RESORT

The above parties agree to the establishment of a shift lead position. This position will receive the prevailing lead rate in accordance with the collective bargaining agreement. Responsibilities will include the following:

1.                                       Provide direction and support for employees. Assist and direct other Facilities personnel as needed.

2.                                       Respond to all emergencies and assess the situation to determine the best course of action.

3.                                       Maintain log for all calls and call-outs.

4.                                       Maintain daily log of all incidents and work accomplished during the shift.

5.                                       Maintain radio, pager and phone contact with all shift employees from Facilities, Housekeeping and Public Areas.

6.                                       Operate computer systems including Lodgenet, work order system and others as necessary.

7.                                       Maintain key log of floor masters and all mechanical keys, vehicles and radios.

8.                                       Handle administrative responsibilities as necessary.

9.                                       Work with a minimum of direct supervision.

10.                                 Perform other duties as assigned.

Agree to as set forth above.

I.U.O.E. Local 68		Tropicana Casino and Resort

/s/ Ed Boylan	10/7/03	/s/ George E. Wackenheim	12/16/02
Ed Boylan	Date	George E. Wackenheim	Date

Agreement

This Agreement is by and Between Tropicana Casino and Resort, I.U.O.E. Local 68, and the New Jersey Regional Council of Carpenters and its Local 623.

Whereas, the proper assignment for the movement of Derby Kiosk and/or Promotional Machines gave rise to the matter at hand, and;

Whereas, the undersigned parties have met to discuss and resolve this issue, and;

Now therefore let it be resolved, that when Derby Kiosk and/or Promotional Machines are moved, either to the casino floor as the culmination point, or from the casino floor as the originating point, this task will be performed by a composite crew of Local 623 and Local 68 employees. Further, the area adjacent to casino floor known as the “fountain area”, will be considered part of the casino floor for purposes of this agreement.

As follows, this Agreement will remain in effect until modified in writing by the Parties.

/s/ [illegible]	5-17-04
I.U.O.E., Local 68	Date

/s/ Eustace Eggie III	5-10-04
NJRCC, Local 623	Date

/s/ [ILLEGIBLE]	5/20/04
Tropicana Casino and Resort	Date

United Brotherhood of Carpenters and Joiners of America

LOCAL UNION No. 623 of ATLANTIC COUNTY

Affiliated with
The American Federation of Labor and Atlantic County Building Trades

President/Business Manager Carpenters Local 623 • Atlantic County Robert J. Boyce June 23, 2003	Meets 3rd Thursday Carpenters’ Hall, 26 So. New York Avenue, Atlantic City, N.J. 08401 Phone: 609-345-0016 Fax: 609-345-7197	Council Representatives Eustace Eggie, III Robert J. Tarby William C. Sproule Edward Hagaman

Mr. George Wackenhiem

Vice President of Human Resources

Tropicana Casino Resort

Brighton and the Boardwalk

Atlantic City, New Jersey 08401

Dear George:

As you are aware, we have reached an agreement regarding jurisdiction with the new Time-Lox System, which is currently being installed. Outlined below are the key points and who will be performing those duties:

1.          Server-to-be installed in Information Technology (I.T.)

2.          PC’s to be located and distributed throughout the Property where necessary by I.T.

3.         Encoders — cleaning, repair, and maintenance will be performed by Local 623, and locating new encoders will be coordinated with I.T.

A. Key Interrogation

i)                                         Facilities Department — Executive Director, Director, and Managers will be permitted to interrogate keys for their purposes.

ii)                                      Front Desk Area — Executive Director, two (2) Hotel Managers, Front Service Manager, four (4) Front Desk Managers will be permitted to interrogate keys for their purposes.

iii)                                   All other key interrogation will be performed by Local 623.

B. Key Making

i)                                         Front Desk Clerks and Bus Operations (one person) will be permitted to make Guest Room keys for their purposes.

ii)                                      Front Desk Management Team (outlined in 3 —a-ii) will be permitted to make Guest Keys and Smart Cards for their purposes.

iii)                                   Room Service Supervisor and Order Taker will be permitted to make one-shot question room keys for their purposes.

iv)                                  All other keys will be made by Local 623.

C. Physical Locations

i)            Front Desk and Satellite Locations

ii)           Room Service

iii)          Lock Shop

iv)          Facilities Office

v)           I.T.

4. Lost Cards/Cancel Cards

A. All duties and functions will continue to be performed by Local 623.

5.               Interrogation of Locks

A. All duties and functions will continue to be performed by Local 623.

6.               Administration & Levels

A. Administration

i)                                         All operators (i e. persons that make keys) will continue to be added and deleted by Local 623,

ii)                                      All users (i. e. persons that carry keys) will be added and deleted by Local 623, with the exception of the Front Desk Management Team (outlined in 3-a-ii) which can add users as needed for their purposes (Bell Services, Junket Groups)

iii)                                   All new locks will be input into the computer, installed and programmed by Local 623 (after initial factory installation).

B. Levels

i)                                         Local 623 will be the only group with complete system access. The Lead Locksmith will be the System Manager.

ii)                                      Front Desk Clerks and one (1) Bus Operation’s person will have access to make guest keys and other functions necessary for the performance of their duties.

iii)                                   Front Desk Management Team (outlined in 3-a-ii) will have access to make guest keys and smart keys, and to interrogate Front Desk generated keys only. All Front Desk personnel will be limited to Hotel Room access only.

iv)                                  Room Service personnel will have one-time key making access only.

v)                                     Facilities Management will have access to interrogate Facilities Department issued keys only.

vi)                                  I.T. will have access for their purposes, including system back-ups and server functions. I.T. will not have key-making access.

Should your recollection differ from the above, please contact me at your earliest convenience.

With Kindest Regards,

/s/ Eustace Eggie III
Eustace Eggie III
Senior Council Representative

EE/km

MEMORANDUM OF AGREEMENT LOCAL 623

Working Conditions:

1.               Add the following language:

This contract does not recognize oral agreements, understandings or past practices. All such practices, side agreements, understandings must be in writing and signed by the parties to be enforceable.

During the 180 day period from the date of ratification, each property shall meet with the Union to agree and thereafter memorialize any past practices or re-execute any side agreements that the parties consider enforceable in the new agreement. In the event there is a dispute, the matter shall be submitted to arbitration. The arbitrator shall not uphold a past practice or side agreement which modifies or is inconsistent with the terms of the new collective bargaining agreement (including its recognition clauses) or which limits productivity or efficiency. All side agreements shall be disclosed from one property to another.

2.               Add the following language:

Notwithstanding anything in the contract to the contrary, all paid non-working time including but not limited to meal periods, rest and coffee break periods, wash-up and changing times granted during an eight (8) hours shift shall be limited to a total of one (1) hour, one-half (1/2) hour of which shall be at the middle of the shift and two (2) fifteen (15) minute breaks to be reasonably scheduled by the Employer, one (1) in the morning and one (1) in the afternoon.

3.               Subcontracting—Delete Exhibit B From 1992 Extension Agreement and Change Present Language to:

It is further understood and agreed that reconstruction, maintenance, renovation, alteration and/or rehabilitation of the Hotel and its facilities and appurtenances are covered by the Agreement, when the Employer considers it feasible. The Hotel expressly reserves the right to have such work performed in such manner and by such employees, as may be furnished by a subcontractor. It is agreed that the Hotel will not subcontract work in order to eliminate members of the bargaining unit. The Employer retains the right to set the staffing levels.

Economics

	5/1/96	5/1/97	5/1/98	5/1/99	5/1/2000

Wages	$.50	$.50	$.55	$.65	$.70

H&W	—	$.15	$.15	$.15	$.15

Pension	$.35	$.10	$.10	$.10	$.10

Ed.	$.05	$.05	$.05	$.05	$.05

Annuity	—	$.10	$.10	$.10	$.10

TOTAL	$.90	$.90	$.95	$1.05	$1.10

After the first year, Union will have the right thirty (30) days prior to the end of each contract year to reallocate the above amounts. Any money reallocated during the 1996 contact to Health and Welfare, Pension or Apprentice, Education and Training Funds will be paid on straight-time hours worked or paid, not to exceed 2080 in a contract year. Money reallocated to Annuity will be paid on all hours worked in excess of forty hours on an overtime basis. Diversions made by the Union in the 1992 contract including the $.35 of 1991 will remain as is for the duration of the new agreement. No further right to split reallocations between Annuity, Wages, Funds, etc. Contract language to be changed accordingly.

Agree to biweekly payroll if all other employees of property have agreed. (Not in contract).

Article 22: Most Favored Employer clause to be modified by the addition of “operating conditions” to the terms subject to the provision.

Employees with ten (10) years or more of service shall receive four weeks vacation. The fourth week may, with mutual consent, be taken on a per day basis, provided the employee gives the employer ten days notice of the day to be taken.

APPRENTICESHIP AND TRAINING PROGRAM

Apprentice carpenters will be compensated at the following rates during the period of training:

1st 6 months	60% of Carpenter Rate
2nd 6 months	65% of Carpenter Rate
3rd 6 months	70% of Carpenter Rate
4th 6 months	75% of Carpenter Rate
5th 6 months	80% of Carpenter Rate
6th 6 months	85% of Carpenter Rate
7th 6 months	90% of Carpenter Rate
8th 6 months	95% of Carpenter Rate
9th 6 months	Carpenter Rate

NOTE: Apprentice carpenter compensation percent will be computed on the current rate for Carpenter.

Bargaining minute: The Employer retains the right to subcontract work during periods of layoff.

This agreement is subject to the ratification of the rank and file membership of the union:

/s/ [ILLEGIBLE]	/s/ Jerold E. Glassman
Carpenters District Council of South Jersey and its Local 623	Jerold E. Glassman for the nine properties, Ballly’s Park Place, Caesars, The Grand, Harrah’s, Resorts, Showboat, Trump Castle, Trump Plaza and Trump’s Taj Mahal

TROPICANA JURISDICTIONAL ISSUES-LOCAL 68 AND LOCAL 623

The Parties agree that the following past practices will continue:

1.  New Ceilings:

•                  Grid (The Grid is the metal frame that supports the ceiling tiles)-623

•                  Tile (The tiles are the different size squares that fit into the grid to form the ceiling)-623

2.  Existing Ceilings:

•                  Grid-623

•                  Tile-68

3.               All Spline Ceilings (These are 12 x12 that come in one piece)-623

4.               Assembly of Furniture

•                  Office Furniture-68

•                  Hotel Room-no assembly needed

•                  Lounges-no assembly needed

•                  Restaurant Furniture-wood by 623, metal by 68

5.  Furniture Moves

•                  Furniture Built by Carpenters-623

6.  Mounting of Slot Stools

•                  Bolting of Base to Floor-68

•                  Bolting of Stool to Base-623

•                  Mounting Stool to Base of Slot Machine (break away bracket)-623

•                  Mounting Stool to Base of Slot Machine (lip bracket)-623

7.  Maintenance of Slot Stools

•                  Bolts in base of stool-68

•                  Bolts in stool (including chair and swivel)-623

•                  Bracket in Slot Machine Base-623

8.  Moving of Furniture

•                  Hotel Room-In the past either 623 and 68 (GM) has moved depending on who makes the repair.

•                  Repaired Furniture-Past practice has varied between 623 and 68 depending on who does the repair.

9.  Door Chains

•                  Replacement-68 (GM) has done in the past

•                  Cutting or Opening-done by both 68 or 623 — 623-opens, 68-replaces

10.  Peep Holes (replacement)-has historically been done by 68 or 623 depending on who gets the call first.

11.  Head Boards

•                  Maintenance & repair-623

•                  Installation of New-623

12.  Moving of Slot Machines and Slot Machine bases (any size move)-Composite crew made up of two (2) 68’s (casino maintenance) and four (4) to five (5) 623’s.

13.  Closet Doors

•                  Hanging/Maintenance/Repair-623

•                  Installation of New-623

It is understood and agreed this is not an all inclusive jurisdictional list and Local 623’s jurisdiction expands beyond this document.

Carpenters Local Union #623	International Union of Operating Engineers
Atlantic County, NJ	Local 68-68A-68B; AFL-CIO
26 South New York Avenue	4425 Atlantic Avenue
Atlantic City, NJ 08401	Atlantic City, NJ 08401

AGREEMENT

The following outlines the agreement between Tropicana Casino & Resort and the above unions regarding the chairs in the showroom:

1.                                       The pit area, i.e., consisting of the first nine rows of chairs, which is the area immediately adjacent to the stage, will have work conducted as follows:

a.                                       All repair work will be performed by Carpenters Local 623.

b.                                      Chairs will be removed and replaced by Local 68 (stage crew).

2.                                   For all remaining chairs in the theater other than the pit area, work will be conducted as follows:

a.                                       All repair work will be performed by Carpenters Local 623.

b.                                      Chairs will be removed and replaced by Carpenters Local 623.

3.                                       The parties further agree that in the event a situation occurs where a disabled guest requires immediate service, the practice outlined in paragraph 2 above will be followed. In the event, however, that Carpenters Local 623 is not able to respond to the disabled guest in a timely manner upon proper notice, then and only then will the stage crew be permitted to remove the chair to accommodate the guest. The parties further agree that in this situation, Carpenters Local 623 will not grieve the removal of the chair by the stage crew.

/s/ [ILLEGIBLE]	6/14/99
For Tropicana Casino And Resort	Date

/s/ Eustace Eggie III	June 17, 1999
For Carpenters Local #623	Date

/s/ [ILLEGIBLE]	June 17, 1999
For International Union of Operating Engineers Local 68-68A-68B, AFL-CIO	Date

/s/ [ILLEGIBLE]	6/17/99
For International Union of Operating Engineers Local 68-68A-68B, AFL-CIO	Date

MEMORANDUM OF UNDERSTANDING

Made this 6th day of April, 2001 by and between GNOC Corp., t/a Atlantic City Hilton Casino Resort; Boardwalk Regency Corporation, t/a Caesars Atlantic City; Bally’s Park Place, Inc., t/a Bally’s Park Place Casino Resort and Wild West Casino; Adamar of New Jersey, t/a/ Tropicana Casino & Entertainment Resort; Trump Castle Associates, d/b/a Trump’s Marina Casino Resort; Trump Plaza Associates, d/b/a Trump Plaza Hotel and Casino; and Trump Taj Mahal Casino Resort (hereafter referred to collectively as the “Group” and individually by name) and United Brotherhood of Carpenters and Joiners of America, Local Union 623; International Union of Painters and Allied Trades, Painters District Council 711; and International Union of Operating Engineers, Local 68, 68A, 68B, 68C (hereafter referred to collectively as the “Unions” and individually by local number).

INTRODUCTION

The Group and the Unions are parties to seven (7) individual collective bargaining agreements all with the same or substantially similar terms and conditions. For the sake of uniformity and convenience, the Group has coordinated bargaining for the purpose of negotiating agreements to supersede their respective collective bargaining agreements with the Unions, which will expire midnight April 30, 2001. The following sets forth the agreement reached between the Group and the Unions subsequent to the conduct of collective bargaining negotiations:

MODIFICATIONS

1)                                      The terms and provisions of the Group’s seven (7) collective bargaining agreements will continue in full force and effect, except those terms and provisions that are modified below. Unless specified otherwise, the effective date for all agreed upon modifications shall be May 1, 2001

A)                                      Duration: Five (5) years, May 1, 2001 to April 30, 2006

B)                                        Probationary Period: Increased to ninety (90) days. Language remains requiring contributions to funds from the first (1st) day worked after employee completes his/her probationary period.

C)                                        Control and Discharge: Add “The Union does not waive its right to grieve and arbitrate, nor is this section intended to affect the Employer’s burden of proving just cause.” Strike out “cases of incompetence or insubordination.”

D)                                       Lay Offs: Revise to read: “If there is a reduction in force, Employees shall be laid off in reverse order of seniority provided they have the skill and ability to perform the job. Employees on lay off shall be recalled in order of seniority to openings in the shop provided they have the skill and ability to perform the job.” (Local 623 only)

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MEMORANDUM OF UNDERSTANDING

E)                                         Apprentices: Add “There is no obligation to employ an apprentice at the end of the apprenticeship period.” (Local 68 and Local 711)

F)                                         Remove the 180-day language negotiated in 1996, but retain the introductory language beginning with the words, “This contract does not recognize...”

G)                                        Multi-Location Employer: Add language: “Trades employees may be assigned to work at other properties owned and operated by their parent company if parent company owns or operates more than one property in Atlantic City. Employees shall be first offered the opportunity to take such assignment in accordance with their shop seniority, by shift. If an insufficient number of employees accept the offered assignment, employees shall be assigned in inverse order of shop seniority. In either case, the employee so selected must have the requisite skill and ability to perform the assigned work. Employees so assigned shall be paid at the rate of time and one-half (1 1/2) their base hourly rate for all hours worked on such assignment.”

H)                                       Local 623 and Caesars: The Bally’s Park Place Memorandum of Understanding dated May 1997 regarding “Slot Machines and Slot Bases” shall be applicable to Caesars. Local 623 Bargaining Unit employees shall perform the installation, removal and repair of all locks associated with slot bases, bill changers, cash boxes and slot machines exclusive of the slot machine door lock, which includes the re-set lock.

I)                                            Trump Marina and Local 623: Slot moves will be handled in the same manner as Trump Plaza.

J)                                           Economics: The Group and the Unions agree that the total package for the five (5) years shall be five dollars forty-five cents ($5.45) per hour distributed as follows:

1st year	2nd year	3rd year	4th year	5th year
1.00	1.05	1.10	1.15	1.15

The Group agrees that the Unions will have the right to allocate the above amounts between Wages, Health & Welfare, Pension, Education, and Annuity. The Unions agree to provide the Group with their decision on allocation no later than ten (10) working days from the date of this Memorandum of Understanding. In addition, the Unions will have the right thirty (30) days prior to the end of each contract year to reallocate the above amounts. Funds to be paid in accordance with existing language in the collective bargaining agreement. Annuity cannot, during the year, go back and forth to wages and annuity...it must be one or the other.

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MEMORANDUM OF UNDERSTANDING

K)                                       The Parties recognize that some of the properties and some of the locals do not have up to date formal collective bargaining agreements and instead have old agreements with amendments attached thereto. It is agreed in those cases that the parties will formalize their agreement in an updated collective bargaining agreement.

EXECUTED THIS 6th DAY OF APRIL 2001, SUBJECT TO RATIFICATION BY THE RANK AND FILE MEMBERSHIP OF THE UNIONS.

LOCAL 623, UNITED BROTHERHOOD	ATLANTIC CITY HILTON CASINO
OF CARPENTERS AND JOINERS OF	RESORT
AMERICA
	/s/ [ILLEGIBLE]	4/6/01
/s/ [ILLEGIBLE]
CAESARS ATLANTIC CITY
PAINTERS DISTRICT COUNCIL 711,
INTERNATIONAL UNION OF PAINTERS	/s/ [ILLEGIBLE]	4/6/01
AND ALLIED TRADES
BALLY’S PARK PLACE CASINO
/s/ [ILLEGIBLE]	RESORT

LOCAL 68, 68A, 68B, 68C,	/s/ [ILLEGIBLE]	4/6/01
INTERNATIONAL UNION OF
OPERATING ENGINEERS	TROPICANA CASINO &
ENTERTAINMENT RESORT
/s/ [ILLEGIBLE]
	/s/ [ILLEGIBLE]	4/6/01

TRUMP’S MARINA CASINO RESORT

	/s/ [ILLEGIBLE]	4/6/01

TRUMP PLAZA HOTEL AND CASINO

	/s/ [ILLEGIBLE]	4/6/01

TRUMP TAJ MAHAL CASINO
RESORT

	/s/ [ILLEGIBLE]	4/6/01

3

This side letter agreement is between the Tropicana Casino and Resort, and the South Jersey Regional Council of Carpenters and its Local 623, for the purpose of compensating employees working at the Satellite Shop who can not enjoy their meal on site. Outlined below are items that further delineate this agreement:

1.                   Any Local 623 Bargaining Unit members who are working at the Satellite Shop during their meal breaks will be compensated a meal allowance at the rate of eight dollars ($8.00) per day for obtaining their own meal (to be included in their weekly paycheck) in addition to their regular wages and benefits.

2.                   This meal allowance is in lieu of the employees returning to the Tropicana from the Satellite Shop for the purpose of eating during their meal break and to save travel time to and from the property.

3.                   If employees return to the Tropicana for any reason and enjoy their meal break on site. they will not be compensated the eight dollars ($8.00) per day meal allowance.

4.                   When employees work two (2) or more hours beyond their normal shift, they shall be entitled to a second meal break as outlined in the Collective Bargaining Agreement between the parties. They will be compensated an additional eight dollars ($8.00) per diem for this meal, provided the employees are working at the Satellite Shop for the second meal break.

5.                   This agreement shall be retroactive to January 15, 2001, upon its execution by both parties.

/s/ [ILLEGIBLE]	1/16/01	/s/ Eustace Eggie III	Jan. 15, 2001
Tropicana	Date	Local 623	Date

Jurisdictional Work Assignment Agreement
Between Local 68, I.U.O.E. and S.J.R.C.C, and its Local 623
And Tropicana

This Agreement sets forth the understanding reached by the undersigned parties in connection with certain work performed at the Tropicana which work had become disputed between Local 68, I.U.O.E. (“Local 68”) and S.J.R.C.C., and its Local 623 (“Local 623”) and their respective memberships:

1.

The parties agree that, as of the date of this Agreement, the installation, repair, replacement and removal of all closet doors in the North, South and West Towers including all parts, hardware, and accessories related to closet doors will be performed by employees represented by Local 623.

2.	Tropicana agrees to notify appropriate management personnel that the dispute concerning the above work has been resolved, and the Employer agrees and will be bound by the terms of this Agreement.

3.

The Unions agree that they will advise their respective bargaining unit membership of the terms of this Agreement. Upon either Union’s representative notifying the Employer, as well as the other Union, that work has been, or is being, or is about to be, assigned contrary to this Agreement, the Employer shall address the matter immediately to correct the assignment so that it is in compliance with this Agreement.

Dated: Jan. 6, 2000

/s/ Eustace Eggie III	/s/ [ILLEGIBLE]
South Jersey Regional Council of	Local 68, International Union of
Carpenters and its Local 623,	Operating Engineers, AFL-CIO
AFL-CIO

/s/ [ILLEGIBLE]
Tropicana Hotel Casino

The following is a side letter to be attached to the Collective Bargaining Agreement where the Tropicana Casino and Resort and the South Jersey Regional Council of Carpenters and its Local 623 have entered into this agreement.

It is the intention of Tropicana Casino and Resort to begin an Asset Preservation Program in the Guest Rooms. This program is tentatively scheduled to begin on January 8, 2001.

1.     Hours of work: Four 10-hour days (for the guest rooms only), Monday through Thursday, 8:00AM-6:00PM.

2.     Overtime: Will be paid after 10 hours in a day or over 40 hours in a week.

3.     Breaks: Breaks will be provided in accordance with the Collective Bargaining Agreement. The morning break will be scheduled for 10:00 am, the lunch break is scheduled for 12 noon, and the afternoon break is scheduled for 3:00 pm. If the mechanic agrees to work two (2) or more hours of overtime beyond their normal 10 hour shift, they will be entitled to a hot meal and a paid thirty (30) minute break at the completion of the regular shift.

4.     Vacation:- Tropicana is-asking all mechanics in this-program-to take a portion of their vacation during the following holiday weeks: The week of New Years Day, President’s Day, Memorial Day, July 4th, Labor Day, Veterans Day, Thanksgiving and Christmas. These dates will be posted for the Hotel Carpenters, Upholsterers and Carpet Mechanics in this program. All vacation time will be handled as outlined below.

a.               1 week vacation - at the convenience of the employee.

b.              2 weeks vacation - I week as outlined above, and 1 week at the convenience of the employee.

c.               3 weeks vacation – 1 week as outlined above, 1 week at the convenience of the employee, and 1 week between the months of October, November and December.

d.              4 weeks vacation – 2 weeks as outlined above, and 2 weeks at the convenience of the employee.

e.               If an employee applies for a full forty (40) hour vacation and is on vacation during a holiday week, the Employer shall pay the employee forty (40) hours vacation time plus ten (10) hours of holiday pay.

5.     If a Carpenter, Upholsterer or Carpet Mechanic in this program calls out or is on vacation, personal day, funeral leave, single vacation day etc., Tropicana will use other Carpenter(s), Upholsterer(s) or Carpet Mechanic(s) from the regular crew to replace this person for each shift vacated or offer overtime.

6.     A new shift schedule will be posted to include this PM shift, for the Hotel carpenter shop, Upholsterer shop and Carpet mechanic shop to bid. This position will be bid by seniority in each of the respective shops.

7.     All interviews will take place with the “Lead” being present.

8.     Each respective Lead will communicate the work assignments to the employee(s) on the P.M. program.

9.     Vacation entitlement in weekly increments shall be unaffected by the change, i.e., employees shall receive 40 hours per week of vacation.

10.   Holidays, personal days, single vacation days, jury duty pay and funeral leave pay shall be computed on the basis of a ten (10) hour day.

11.         Regular and overtime hours shall be as described in Article IX of the Agreement, providing for the four (4) ten (10) hour day shift arrangement.

12.         The four (4) hour minimum emergency call-in time shall remain four (4) hours.

13.         Provided a current member of the Hotel Carpenter Shop, Upholsterers Shop and Carpet Mechanics Shop bids for this P.M. shift, there will not be a probationary period for this person, as they have satisfactorily performed these tasks over their tenure at the Tropicana.

14.         All jurisdiction shall remain as in the past.

In all other respects, the Collective Bargaining Agreement currently in existence between the parties will apply.

/s/ [ILLEGIBLE]	/s/ Eustace Eggie III
For the Employer	For the Union
12/18/00	Dec. 18. 2000
Geo. Wackenheim

Carpenters Local Union #623	International Union of Operating Engineers
Atlantic County, NJ	Local 68-68A-68B; AFL-CIO
26 South New York Avenue	4425 Atlantic Avenue
Atlantic City, NJ 08401	Atlantic City, NJ 08401

AGREEMENT

The following outlines the agreement between Tropicana Casino & Resort and the above unions regarding the chairs in the showroom:

1.               The pit area, i.e., consisting of the first nine rows of chairs, which is the area immediately adjacent to the stage, will have work conducted as follows:

a.               All repair work will be performed by Carpenters Local 623.

b.              Chairs will be removed and replaced by Local 68 (stage crew).

2.               For all remaining chairs in the theater other than the pit area, work will be conducted as follows:

a.               All repair work will be performed by Carpenters Local 623.

b.              Chairs will be removed and replaced by Carpenters Local 623.

3.               The parties further agree that in the event a situation occurs where a disabled guest requires immediate service, the practice outlined in paragraph 2 above will be followed. In the event, however, that Carpenters Local 623 is not able to respond to the disabled guest in a timely manner upon proper notice, then and only then will the stage crew be permitted to remove the chair to accommodate the guest. The parties further agree that in this situation, Carpenters Local 623 will not grieve the removal of the chair by the stage crew.

/s/ [ILLEGIBLE]	6/14/99
For Tropicana Casino And Resort	Date

/s/ Eustace Eggie III	June 17, 1999
For Carpenters Local #623	Date

/s/ [ILLEGIBLE]	June 17, 1999
For International Union of Operating	Date
Engineers Local 68-68A-68B, AFL-CIO

/s/ [ILLEGIBLE]	6/17/99
For International Union of Operating	Date
Engineers Local 68-68A-68B, AFL-CIO

AGREEMENT

BETWEEN

THE TROPICANA HOTEL CASINO

AND

SOUTH JERSEY REGIONAL COUNCIL OF CARPENTERS

EFFECTIVE MAY 1, 1996 TO APRIL 30, 2001

AGREEMENT INDEX

AGREEMENT

THIS AGREEMENT made and entered into this 1st day of May 1996 by and between TROPICANA HOTEL CASINO, Atlantic City, New Jersey, hereinafter referred to as “Employer”, and Local Union 623, SOUTH JERSEY REGIONAL COUNCIL OF CARPENTERS, Atlantic City, New Jersey, hereinafter referred to as “Union”.

WITNESSETH

WHEREAS, the parties hereto desire to cooperate to stabilize labor relations by establishing general standards of wages, hours and other conditions of employment, and to insure the peaceful, speedy, and orderly adjustment of differences that my arise from time to time between Employer and its employees, without resort to strikes, lockouts, boycotts, slowdowns or other economic interferences with the smooth operation of the hotel business of the Employer.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

ARTICLE I
RECOGNITION

1. Employer recognizes the Union as the exclusive bargaining representative of all regular full-time Carpenters employed by the Employer at its hotel/casino located at Iowa Avenue and the Boardwalk, Atlantic City, New Jersey. (The terms Carpenters and Joiners are synonymous and will include any persons performing the subdivisions of the trade, to include upholsterers and locksmiths. Members will be used to do all normal Carpenter’s work such as erecting and maintaining any work existing or any work normally done in-house.)

2. It is further mutually understood and agreed that for the purposes of this Agreement, regular, full-time Carpenters are those employees who are regularly scheduled to and do work in their respective trade at least forty (40) hours per week, week in and week out.

3. It is further understood and agreed that new construction, reconstruction, major repairs, of the hotel and its facilities and appurtenances will be permitted and covered by this Agreement, when the employer considers it feasible and the union agrees that such performed by an inside crew. The Employer expressly reserves the right to have such work performed in such manner and by such employees, as may be furnished by a subcontractor. It is agreed that the Hotel will not subcontract work in order to eliminate members of the bargaining unit. The Employer retains the right to set the staffing levels.

4. The parties recognize that the State of New Jersey Casino Control Act (Act), provides that Unions seeking to represent employees licensed under the Act are required to register with the Casino Control Commission. It is understood and agreed that, unless exempted from the registration requirements, the Union will as a condition of the Agreement so register. Should the Union fail for any reason to obtain an exemption from registration or to obtain timely and valid registration or should such registration, once obtained, be suspended or canceled, the Employer’s recognition of the Union and its obligation to bargain with the Union and to observe the provisions of Article I, Paragraph 1 hereof, or to deal with the Union under Article XIII, hereof, shall terminate; provided, however, that upon obtaining an exemption from registration or upon registration as required under the Act within the term of this Agreement and the provisions thereof so terminated shall be reinstated.

ARTICLE II
EMPLOYMENT AND UNION SECURITY

1. It shall be a condition of employment that all employees covered by this Agreement, who are members of the Union in good standing on the effective date of this Agreement shall remain members in good standing and those who are not members on the effective date of this Agreement shall on or after the 60th day following the effective date hereof become members in good standing in the Union. In the event that any employee fails to comply with the requirements of this section to the extent of tendering customary dues and initiation fees, Employer shall summarily discharge that employee upon receipt of written demand therefor from the Union. The sixty (60) day period during which new employees are not obligated to become members of the Union shall be designated as a trial or probationary period for the benefit of the designated as a trial or probationary period for the benefit of the Employer, during which period Employer has the right to discharge said employee without cause and said probationary employees shall not be covered by this Agreement nor derive any benefits thereof.

2. Whenever additional employees are required, Employer shall notify the Union. The Union shall assist Employer in obtaining qualified and competent employees, reserving to itself the right of first referral for potential employees, provided however, nothing herein contained shall preclude Employer from employing workers on the open market. Whenever an employee is hired or rehired, Employer shall within sixty (60) days notify Union in writing of the name and address of said employee.

3. Union agrees to furnish Employer with a memorandum showing the amount of dues payable as members of the Union by each of the employees covered by this Agreement. Likewise, Union agrees to furnish Employer with a memorandum showing the amount of initiation fees, if any, payable by each new member covered by this Agreement. Upon receipt of such memoranda and upon receipt of a signed authorization from the employee, Employer agrees to deduct dues and initiation fees from the wages or salaries of the respective employees pursuant to the aforesaid memoranda. Such written authorization shall be irrevocable for successive periods consistent with and coincident to the periods or dates of succeeding collective bargaining agreements between the parties hereto. Notwithstanding the foregoing, if any employee notifies the Employer and the Union in writing fifteen (15) days before the expiration of the time periods stated above of his wish to revoke its authority, the same shall be honored.

4. The Union will defend, indemnify, and save harmless the Employer against and from any and all claims, demands, liabilities and disputes arising out of or by reason of action taken or not taken by the Employer for the purpose of complying with Section 3 of this Article.

ARTICLE III
MANAGEMENT RIGHTS

1. The Union recognizes that the Management of the Hotel/Casino and the direction of the working force is vested exclusively in the Employer including, but not limited to, the right to schedule work; to assign work and working hours to employees; to establish quality and production standards and the most efficient utilization of his services; to hire, transfer, discharge or relieve employees from duty because of lack of work; to install and utilize the most efficient equipment; and to create or eliminate any or all operations or job classifications, subject to the seniority provisions herein contained. The Employer shall have the right to make and enforce reasonable rules for the conduct and appearance of employees not inconsistent with the provisions of this Agreement.

2. It is understood that all management rights held prior to the execution of this Agreement, other than those specifically surrendered by this Agreement, continue to be retained by the Employer.

ARTICLE IV
CONTROL AND DISCHARGE

1. Employer shall have the sole right to direct and control its employees. Employer reserves the right, which right is hereby recognized by the Union, to hire, retain, promote, demote, transfer, layoff, suspend, discharge or rehire according to the requirements of the business and according to skill and efficiency, giving due consideration to seniority. Employer shall have the unquestioned right to suspend or discharge employees for actions such as but not limited, to dishonesty, willful misconduct, incompetence, drinking or drunkenness on the job, insubordination, or other good cause, or participation in a proven, deliberate slowdown, work stoppage, or strike in violation of this settlement; provided, however, the Union does not waive its right to arbitrate, in cases of incompetence or insubordination when in its opinion there has been a flagrant miscarriage of justice.

2. It is further understood and agreed that, as a condition of employment, Union members employed in the Employer’s Casino Hotel must be licensed under the Act. If a Union member fails to obtain such a license or loses such a license for any reason, he shall be released from employment and such release shall not be subject to the grievance procedure of this Agreement or any other action against the Employer, provided, however that should the Union member’s license subsequently be issued or reinstated he will be eligible for re-employment if a vacancy exists in his job classification.

ARTICLE V
SENIORITY

1. For the purpose of this Agreement, seniority shall be defined as length of continuous service from the employee’s last employment date.

2. The seniority of employees who successfully complete the sixty (60) days probationary period set forth in Article II, Paragraph 1, above, shall date from the employee’s date of hire.

3. Seniority shall be broken by any of the following events:

(a)   Voluntary quit;

(b)   Discharge for cause;

(c)   Failure because of layoff, or any other reason to perform any work for the Employer for six (6) months (one (1) year for illness) or a period equal to the affected employee’s seniority at the time he last ceased active work for the Employer, whichever period is shorter.

(d)   Failure to report for work on the next scheduled work day after the Employer sends notice of recall from layoff by telegram to the employee’s last known address or failure to so report on the second scheduled work day after such notice is sent by registered or certified mail.

(e)  Failure to report for work upon expiration of a leave of absence.

(f)  Absence from work without notice to the Employer for two (2) consecutive work days.

4.     Failure to report or failure to notify the Employer under Subsections D, E, or F shall not result in a break in seniority, if such failure is due to conditions beyond the employee’s control. Any loss of seniority under Subsections D, E, or F shall constitute a voluntary leaving of work without good cause.

ARTICLE VI
NO DISCRIMINATION

1. There shall be no discrimination against any employee because of Union membership or lawful Union activities or because of race, sex, age, creed or national origin, or liability to military services.

2. The parties recognize and agree to comply with the Equal Employment Opportunity and Affirmative Action, requirements of the New Jersey Casino Control Act.

ARTICLE VII
VACATIONS

1. All employees covered by this Agreement, at the conclusion of their first anniversary year of employment shall be entitled to one (1) week of vacation, with pay.

2. All employees covered by this Agreement who shall have been regularly employed for two (2) years but less than eight (8) years shall receive two (2) weeks vacation, with pay.

3. All employees covered by this Agreement who shall have been regularly employed for more than eight (8) years but less than ten (10) years shall receive three (3) weeks vacation, with pay.

4. All employees covered by this Agreement who shall have been regularly employed for ten (10) years or more shall receive four (4) weeks vacation, with pay. The fourth (4) week may, with mutual consent, be taken on a per day basis, provided the employee gives the employer ten (10) days notice of the day to be taken.

5. Vacations shall be taken at the convenience of the Employer, but seniority shall be recognized in scheduling the same.

6. All employees who have completed more than one (1) year of employment whose employment is terminated for reasons other than cause, shall be entitled to a proration of earned vacation for the year in which the termination or retirement of said employee occurs.

7. Vacation time cannot be accumulated from year to year and must be taken within one (1) year of anniversary date.

ARTICLE VIII

HOLIDAYS

1. All employees covered by this Agreement shall be granted a holiday with pay on the following days:

New Year’s Day	January 1st

Memorial Day	Last Monday in May

Independence Day	July 4th

Labor Day	1st Monday in September

Veteran’s Day	November 11th

Thanksgiving Day	4th Thursday in November

Christmas Day	December 25th

*Two Personal Days	To be taken during employee’s anniversary year

*At least one (1) week notice of personal holidays is required with Employer reserving the right of refusal when business conditions dictate.

When an employee’s normal work shift includes a holiday and he will not be required to work on the holiday, the Employer shall notify him at least seven (7) days before the holiday.

2. Holiday pay shall consist of eight (8) hours of straight time pay. Employees who are required to work on a holiday shall be paid time and one-half (1 1/2) for work performed on said holiday in addition to the holiday pay.

3. In order to qualify for holiday pay, the employee must report for work on his last scheduled day before said holiday and his first scheduled day after said holiday, unless said requirement is specifically waived by Employer. If an employee is scheduled to work on a holiday but does not report for work, he shall not receive holiday pay unless he shall have been excused by his Employer from working on said holiday.

4. When pay day falls on a holiday specified in the contract, employees will be paid on the day before.

ARTICLE IX
FUNERAL LEAVE

1. Members of the bargaining unit shall be permitted time off with pay to a maximum of three (3) scheduled work days for the purpose of arranging and attending the funeral of a member of the employee’s immediate family, defined as mother, father, spouse, brother, sister, children, mother-in-law, father-in-law and grandparents. Pay shall be the daily base hourly rate for eight (8) hours. The Employer reserves the right to require official notification and/or proof of death and attendance at funeral.

ARTICLE X
JURY DUTY

1. Members of the bargaining unit, who serve as jurors on regularly scheduled work day or days shall be paid the difference only between the amount received by him for such service and his daily base hourly rate for eight (8) hours to a maximum of the (10) days for each call. Employee will provide his immediate supervisor with:

A.  Seventy-two (72) hours of notice of such case.

B.   Copy of court order to “appear”.

C.   Official court documentation as to appearance and amount paid Juror by court.

2. It is understood that employees will be expected to report to work if excused from Jury Duty during normal work hours which reasonably coincide with scheduled work time.

ARTICLE XI
HOURS OF WORK OVERTIME

1. The regular work week shall consist of five (5) consecutive days and the regular work day shall consist of eight (8) consecutive hours.

2. Time and one-half (1 1/2) shall be paid for all time worked in excess of eight (8) hours in any one day or in excess of forty (40) hours in any one week. There will be no pyramiding of daily or weekly overtime or premium pay under any of the terms of this Agreement.

3. If an employee is scheduled to work for an eight (8) hour shift, employee shall receive one-half (1/2) hour break, as near the middle of the shift as is possible, on Employer’s time.

4. Overtime and holiday time shall be paid for and shall not be compensated for by giving employee time off.

ARTICLE XII
WAGES

1. All employees working in any of the classifications in the schedule annexed hereto shall be paid each week for services performed.

2. Attached hereto and marked “Schedule A”, and made part of this Agreement are the wage rates applicable to the employees. The wage rate set forth in said schedule is a minimum wage rate only. Attached hereto and marked as Schedule “B” and made part of this Agreement are the wage increases applicable to the employees.

3. Whenever an employee shall be called out in an emergency, he shall be paid for no less than four (4) hours regardless of the number of hours actually worked by him.

4. Attached hereto and marked as Schedule “C” and made part of this Agreement are the Apprenticeship and Training Program rates.

ARTICLE XIII
BENEFITS

1. Effective May 1, 1996, the Employer agrees to contribute $3.45 per hour for all straight time hours worked or paid, not to exceed 2080 hours per year, to the Union Welfare Fund for each employee covered hereby retroactive to the first (1st) day worked on behalf of employees who have completed their probationary period.

2. The Employer agrees to contribute $1.27 per hour for all straight time hours worked or paid not to exceed 2080 hours per year to the Union Pension Fund for each Employee covered hereby, retroactive to the first (1st) day worked on behalf of employees who have completed their probationary period.

3. The Employer agrees to contribute $.05 per hour for all straight time hours worked or paid on or after May 1, 1996 not to exceed 2080 hours per year to the Apprenticeship Training Program for each employee covered hereby, who has completed his probationary period, retroactive to the first (1st) day worked by said employee or May 1, 1996, whichever is later.

4. Effective May 1, 1996, the Employer agrees to contribute One dollar and seventy-five cents ($1.75) per hour to the Union Annuity Fund for each hour worked by employees covered herein. Prior to such contribution, the Union will supply the Employer with a copy of the Fund Trust Agreement, the IRS tax exempt determination letter and the Fund Plan. In the event the Annuity Fund is governed by ERISA, this contribution shall be placed in one of the other tax exempt fringe benefit funds as agreed upon between the parties.

5. Attached hereto and marked Schedule “B” and made part of this Agreement are the benefit contribution increases applicable to the Funds unless reallocated by the Union as set forth in Schedule B.

ARTICLE XIV
VISITATION

1. Representatives of the Union shall have the right to visit the Hotel/Casino at reasonable times in order to investigate matters covered by this Agreement and grievances hereunder. Said visits shall not be made at such time or in such manner as shall prevent the orderly operation of the hotel/casino business and Union’s representatives shall notify the employer’s Director of Industrial Relations or his designated representative in advance to arrange a time for and nature of the intended visits.

ARTICLE XV
GRIEVANCES AND ARBITRATION

1. For the purpose of this Agreement, a grievance is defined as a complaint, dispute, or controversy between the parities as to the application or interpretation of this Agreement. All grievances shall be presented by either party to the other within five (5) working days of their origin in order to be raised in a timely fashion. All grievances not raised in a timely fashion or not processed in accordance with the time periods set out below shall be considered waived and abandoned.

2. The following procedure shall be followed exclusively in the settlement of all grievances arising under this Agreement:

Step 1. The first step of the grievance procedure shall be between the employee and/or the shop steward and the employee’s supervisor. If the Employee is dissatisfied with the action taken by the supervisor on his grievance, the employee shall reduce the grievance to writing and present the written grievance to his supervisor within two (2) working days of the supervisor’s verbal response.

Step 2. If the grievance is not resolved in Step 1, then the shop steward shall forward the written grievance to the department head within three (3) working days of the response of the supervisor.

Step 3. In the event that the grievance is not adjusted satisfactorily after the timely presentation of the written grievance to the department head, then a meeting between the Union Business Agent and a designated representative of the Hotel shall be arranged.

Step 4. In the event that the grievance is not adjusted satisfactorily at Step 3, then the matter may be referred to the American Arbitration Association for final and binding arbitration within fourteen (14) calendar days of the unsatisfactory response to Step 3.

It is understood that the parties by mutual agreement may extend the time periods for processing grievances.

In the event that the Employer is the aggrieved party, the Employer may begin the processing of the grievance at Step 3.

Grievances shall not be processed by shop stewards or Union officials during working hours, unless mutually agreed to between the Union and the Company.

In the event that a grievance is referred to arbitration, the grievance shall be submitted to the Industrial Arbitration Tribunal of the American Arbitration Association with the request that the Association send to the parties a list of arbitrators pursuant to its procedures. A grievance in dispute shall be heard by the arbitrator and his decision or award shall be final and binding upon the parties hereto. The expenses incident to the arbitration shall be borne equally by the Union and the Employer. Only one grievance at a time shall be heard by the arbitrator unless otherwise agreed to by the parties. The arbitrator shall not have the power to add to, subtract from or modify any of the terms of this Agreement.

ARTICLE XVI
NO LOCKOUTS

1. Both the Union and the Employer recognize the service nature of the hotel/casino business and the duty of the Employer to render continuous and hospitable service to the public in the way of lodging, food and other necessary accommodations. Therefore, the Union agrees that it will not call, engage in, participate in, or sanction any strike, sympathy strike, work stoppage, picketing, sit-down, sit-in, boycott, refusal to handle merchandise, or other interference with the conduct of the Employer’s business for any reason whatsoever, including the dealing by Employer with non-union suppliers or delivery men; nor will Union interfere with any guest or tenant at the Hotel engaged selling or exhibiting non-union made merchandise or in so doing employing non-union help. Employer agrees that is shall not lockout its employees or any of them. Any such action shall be a violation of this agreement.

ARTICLE XVII
SAFETY

1. The Union and the Employer agree that it is in the best interests of all members of the bargaining unit to maintain a safe and healthy work place and to observe all safety requirements.

2. Violations of established safety policies and procedures shall be grounds for disciplinary action up to and including discharge.

ARTICLE XVIII
NEW JERSEY CASINO CONTROL ACT

1. The parties hereto recognize and agree that the State of New Jersey Casino Control Act (P.L. 1977, c. 110) (the “Act”) and the rules and regulations thereunder contain provisions requiring the licensing of employees, the certifications of this and other provisions regulating and controlling “Casino Hotel” employees of the Employer, and that this Agreement is subject thereto in all respects.

ARTICLE XIX
SHOP STEWARDS

The Business Representative of the Union having jurisdiction over the site shall appoint a competent journeyman as a Shop Steward with whom the Employer agrees to recognize and meet. His employment may be terminated for just cause by the employer subject to the Grievance & Arbitration procedure.

The Shop Steward shall take only the necessary time to perform his duties. The Shop Steward shall have no authority to call any strike or stoppage of work or to make any agreement with changes, modifies or alters any of the terms and conditions set forth in this Agreement.

The Shop Steward shall not be discriminated against and shall be the last man laid off. The term “Last Man” shall be construed as applying to journeymen and apprentices, excluding only the foreman, who shall be considered an essential employee and required to remain at the job site at the discretion of the employer. The authority of the Shop Steward is limited solely to bringing grievances to the attention of the Union and the Employers. As to the other matters, neither the Steward nor any employee or group of employees shall be deemed an agent of the Union or authorized to bind the Union. The Employer agrees that the sole person or persons authorized or having the power to act as agent of the Union shall be the Executive Committee of the South Jersey Regional Council of Carpenters acting as a committee (or such substitutions or additional persons as may be hereafter formerly designated by written notice to the Employer). The Union shall not be responsible for the acts of any other or persons including members and employees of the Union.

ARTICLE XX

GENERAL CONDITIONS

1. The Employer shall furnish shirt and trousers (and/or coveralls) and launder same at no cost to the employee. All clothing furnished to the employee shall be returned on termination.

2. An Employee shall be entitled to receive one (1) hot meal during the course of an eight (8) hour shift, as near to the middle of the shift as possible. If an employee is required to work overtime for two (2) hours or more beyond his regular shift, or is called out in an emergency and works for four (4) hours or more, he shall be entitled to a meal.

3. Company clothing may be exchanged on Company time.

4. Notwithstanding anything in the contract to the contrary, all paid non-working time including but not limited to meal periods, rest and coffee break periods, wash-up and changing times granted during an eight (8) hour shift shall be limited to a total of one (1) hour, which shall be handled by 1. a fifteen (15) minute coffee break midway during an employee’s first four (4) hours on the job; 2. a thirty (30) minute meal period at the middle of the employee’s shift; and 3. either, at the Employer’s designation, a fifteen (15) minute break added to the thirty (30) minute meal period or a fifteen (15) minute break at the end of the employee’s shift. The Employer will notify the Union in writing and include the following waiver: “The Employer agrees to waive the Most Favored Employer Clause with respect to the breaks issue.”

ARTICLE XXI
MOST FAVORED EMPLOYER

1. Recognizing the competitive nature of the casino/hotel industry and the desirability of maintaining a balance among the hotels in Atlantic City, the Union agrees that if it enters into any contract with another employer operating a casino/hotel or contractor on behalf of a casino/hotel in Atlantic City containing terms as to wages, hours, operating conditions or conditions of this Agreement more favorable to said other Employer than the terms of this Contract, then, at the Employer’s option, said terms shall be incorporated into this Agreement and become supplementary thereto. The Union agrees that upon demand of Employer it shall exhibit to the Employer or its authorized representative any agreement entered into with another casino/hotel in Atlantic City, New Jersey. A failure on the part of the Employer to insist upon the application of this section, whether said failure is intentional or a result of an oversight, shall not constitute a waiver of Employer’s right to demand enforcement of this provision on other occasions. Nothing herein contained shall be interpreted to render this provision applicable to a hotel or motel which does no own or operate a casino in Atlantic City, New Jersey.

ARTICLE XXII
SAVINGS CLAUSE

If any clause of this Agreement or portion thereof is found to be illegal or invalid, the remainder of the clause or provision shall remain unaffected and all other provisions of the contract shall remain in full force and effect.

ARTICLE XXIII
PAST PRACTICES AND SIDE AGREEMENTS

This contract does not recognize oral agreements, understandings or past practices. All such practices, side agreements, understandings must be in writing and signed by the parties to be enforceable.

During the 180 day period from the date of ratification, each property shall meet with the Union to agree and thereafter memorialize any past practices or re-execute any side agreements that the parties consider enforceable in the new agreement. In the event there is a dispute, the matter shall be submitted to arbitration. The arbitrator shall not uphold a past practice or side agreement which modifies or is inconsistent with the terms of the new collective bargaining agreement (including its recognition clause) or which limits productivity or efficiency. All side agreements shall be disclosed from one property to another.

ARTICLE XXIV
TERM OF CONTRACT

1. This Contract shall continue in full force and effect until midnight, April 30, 2001, unless that sixty (60) days prior written notice of an intention to terminate, modify or amend the Contract is given by one party to the other. In the event no such notice is given, then this contract shall continue in full force and effect until such time as a sixty (60) day notice is so given.

2. The Union anticipates negotiating new or amended contracts with other casino hotels and/or the Casino Hotel Association upon the expiration of the current contracts. The Employer shall have the right to exercise the option of adopting the first such contract as its own, provided such option is exercised at least 60 days prior to April 30, 2001. If such options is exercised the instant contract shall remain in effect until such time as the new contract (with its appropriate retroactivity) becomes applicable. Such option shall similarly be applicable at the expiration of such successive contract between the parties hereto. Any such contract shall contain the present Article XXI-Most Favored Employer.

3. Amendments, additions and/or deletions to this Agreement, with the exception of powers under articles XVIII and XIX, paragraph 2, will be null and void unless in writing and signed by the parties hereto.

IN WITNESS THEREOF the parties hereto, have set their hands and seals the day and year first above written, in Atlantic County, State of New Jersey.

TROPICANA HOTEL CASINO	SOUTH JERSEY REGIONAL
COUNCIL OF CARPENTERS
LOCAL 623

SCHEDULE “A”
CURRENT WAGE RATES

Effective Date	CARPENTER	LEAD

05/01/96	$18.36	$19.93

SCHEDULE “B”
WAGE AND BENEFIT CONTRIBUTION INCREASES

	5/1/96	5/1/97	5/1/98	5/1/99	5/1/2000

Wages	$.50	$.50	$.55	$.65	$.70

H&W	—	$.15	$.15	$.15	$.15

Pension	$.35	$.10	$.10	$.10	$.10

Education Fund	$.05	$.05	$.05	$.05	$.05

Annuity	—	$.10	$.10	$.10	$.10

TOTAL	$.90	$.90	$.95	$1.05	$1.10

After the first year, the Union will have the right thirty (30) days prior to the end of each contract year to reallocate the above amounts. Any money reallocated during the 1996 contract to Health and Welfare, Pension or Apprentice Education Training Funds will be paid on straight-time hours worked or paid, not to exceed 2080 in a contract year. Money reallocated to Annuity will be paid on all hours worked in excess of forty hours on an overtime basis. Diversions made by the Union in the 1992 contract including the $.35 of 1991 will remain as is for the duration of the new agreement. No further right to split reallocations between Annuity, Wages, Funds, etc.

SCHEDULE “C”
APPRENTICESHIP AND TRAINING PROGRAM

1. Title to be carpenter apprentice.

2. Use of employee in this title is at the option of the employer.

3. Apprentices may be assigned to work alone with respect to any task within the Carpenter’s jurisdiction under the collective agreement, with the exception of erecting scaffolding.

4. Apprentice carpenters will be compensated at the following rates during the period of training. Four (4) year progression as follows:

1st 6 months	60% of Carpenter Rate
2nd 6 months	65% of Carpenter Rate
3rd 6 months	70% of Carpenter Rate
4th 6 months	75% of Carpenter Rate
5th 6 months	80% of Carpenter Rate
6th 6 months	85% of Carpenter Rate
7th 6 months	90% of Carpenter Rate
8th 6 months	95% of Carpenter Rate
9th 6 months	Full Carpenter Rate

NOTE: Apprentice carpenter compensation percent will be computed on the current rate for Carpenter.

5. At the end of four (4) years, the employer will not be obligated to retain the apprentice in its employ.

6. The ratio of apprentice to all journeymen covered by the collective agreement, including lead persons, will not exceed one (1) apprentice for fifteen (15) or less journeymen; two (2) apprentices for sixteen (16) up to twenty-five (25) journeymen; and three (3) apprentice for twenty-six (26) up to thirty-five (35) journeymen.